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EXHIBIT 10.13

FIRST AMENDMENT TO THE
CAREER EDUCATION CORPORATION
1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

        WHEREAS, Career Education Corporation (the "Corporation") has established and maintains the Career Education Corporation 1998 Non-Employee Directors' Compensation Plan (the "Plan"), effective as of January 28, 1998; and

        WHEREAS, the Corporation desires to amend the Plan to increase the "formula" to provide that each Participant (unless otherwise defined in this Amendment, defined terms used herein shall have the meaning ascribed to them in the Plan) who continues as a Director, in any year following the year of the initial grant of an Option to such Participant, shall be granted an option to purchase 24,000 shares of Common Stock on the date of each annual meeting of the Corporation's stockholders;

        NOW, THEREFORE, BE IT RESOLVED that, pursuant to the power and authority reserved to the Corporation by Section 6.1 of the Plan, and pursuant to the authority delegated to the Committee, the Plan be and hereby is amended, effective May 17, 2002, in the following manner:

        Section 5.2 is hereby deleted in its entirety and replaced with the following:

    "5.2
    Grant and Exercise. Each person who is a Director on the Effective Date shall become a Participant and shall be granted an Option to purchase Eight Thousand (8,000) shares of Common Stock without further action by the Board or the Committee. Each person who is subsequently elected or appointed as a Director shall become a Participant and shall, on his date of election or appointment, without further action by the Board or the Committee, be granted an Option to purchase Eight Thousand (8,000) shares of Common Stock. Thereafter, on the date of each annual meeting of stockholders of the Company after which a Participant continues as a Director, in any year following the year of the initial grant of an Option to such Participant, such Participant shall be granted an Option to purchase Twenty-Four Thousand (24,000) shares of Common Stock. If the number of shares of Common Stock available to grant under the Plan on a scheduled date of grant is insufficient to make all automatic grants required to be made pursuant to the Plan on such date, then each eligible Director shall receive an Option to purchase a pro rata number of the remaining shares of Common Stock available under the Plan; provided further, however, that if such proration results in fractional shares of Common Stock, then such Option shall be rounded down to the nearest number of whole shares of Common Stock. If there is no whole number of shares remaining to be granted, then no grants shall be made under the Plan. Each Option granted under the Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant."

        Except as provided herein, the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed effective as of the 17th day of May, 2002.

CAREER EDUCATION CORPORATION

By:	/s/ JOHN M. LARSON John M. Larson President and Chief Executive Officer

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FIRST AMENDMENT TO THE CAREER EDUCATION CORPORATION 1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN